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[Modern Woodmen of America letterhead]


                                    April 22, 2002



Modern Woodmen of America
1701  1st Avenue
Rock Island, Illinois  61201

Gentlemen:

This opinion is furnished in connection with the registration by Modern Woodmen of America of a flexible premium deferred variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No. 333-63972) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement.

                                       Sincerely,

                                       /s/ Christopher G. Daniels

                                       Christopher G. Daniels, FSA, MAAA
                                       Life Product Development and Pricing Vice
                                       President
                                       EquiTrust Life Insurance Company